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                                                                     Exhibit 5.1

[Troop Steuber Pasich Reddick & Tobey LLP Letterhead]



March 24, 1999



Taitron Components Incorporated
25202 Anza Drive
Santa Clarita, California  91355

Ladies/Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Taitron Components Incorporated, a California corporation (the "Company"), in order to register under the Securities Act of 1933, as amended, an additional 300,000 shares of Class A Common Stock, par value $.001 per share (the "Shares"), to be issued pursuant to the Company's 1995 Stock Incentive Plan (the "Plan").

     We are of the opinion that all necessary corporate proceedings by the Company have been taken to authorize the issuance of the Shares pursuant to the Plan and that the Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to use of our name in the Prospectus constituting a part thereof.


                          Respectfully submitted,

                          /s/ Troop Steuber Pasich Reddick & Tobey, LLP

                          TROOP STEUBER PASICH REDDICK & TOBEY, LLP



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